EXHIBIT 99.1
Charming Shoppes, Inc. Announces Fundamental Change
and Right to Convert 1.125% Senior Convertible Notes

Bensalem, Pa., May 15, 2012 -- Charming Shoppes, Inc. (NASDAQ: CHRS) (the “Company”), a leading apparel retailer specializing in women's plus apparel, today announced that, pursuant to the terms of the indenture (the “Indenture”) governing its 1.125% Senior Convertible Notes due 2014 (the “Notes”), it anticipates that a Fundamental Change (as such term is defined in the Indenture) may occur on or after June 14, 2012 (the “Fundamental Change”) as a result of the proposed transactions contemplated by the Agreement and Plan of Merger, dated May 1, 2012 (the “Merger Agreement”), among the Company, Ascena Retail Group, Inc., a Delaware corporation (“Ascena”) and Colombia Acquisition Corp., a Pennsylvania corporation and a direct wholly owned subsidiary of Ascena (“Merger Sub”).
On May 15, 2012, Merger Sub commenced a tender offer (the “Offer”) for all outstanding shares of common stock of the Company (the “Common Stock”) at a purchase price of $7.35, net per share in cash, without interest and subject to any required withholding taxes. The Offer is scheduled to expire at 12:00 midnight, Eastern Standard Time, on June 12, 2012, unless extended. The consummation of the Offer is conditioned on the tender of a majority of shares of Common Stock on a fully diluted basis (as defined in the Merger Agreement), as well as the satisfaction of certain customary closing conditions.
Following the successful consummation of the Offer, Merger Sub is expected to merge with and into the Company (the “Merger”), and the outstanding shares of Common Stock not tendered in the Offer will be converted into the right to receive $7.35 net per share in cash, without interest and subject to any required withholding taxes, as paid in the Offer (the “Offer Price”).
The Company anticipates that the Fundamental Change will occur on the date that Merger Sub consummates the purchase of Common Stock pursuant to the Offer (the “Effective Date”), which is expected to occur on or after June 14, 2012. Pursuant to the Indenture, the holders of the Notes have the right to convert their Notes according to the terms of the Indenture at any time from and after the date that is 30 calendar days prior to the Effective Date until and including the close of business on the business day that immediately precedes the date on which such holders may require the repurchase of their Notes as discussed below. Each of the Offer and Merger is subject to certain closing conditions and there can be no assurance that the Offer or the Merger will be consummated on the expected dates, or at all.
Under the Indenture, the conversion rate for the Notes is subject to a make-whole adjustment if certain thresholds are met. Since the Offer Price is $7.35 per share, the holders of the Notes will not be entitled to a make-whole adjustment and the Notes are convertible at the rate of 65.0233 shares per $1,000 principal amount of Notes. This is equivalent to a conversion price of $15.38 per share. The Company does not anticipate that holders of the Notes will elect to convert because the holders of the Notes will be entitled to receive consideration with a greater value upon a repurchase of the Notes following a Fundamental Change at such holders' option as required under the Indenture as compared to the payment they would be entitled to receive following a conversion of their Notes.

The statements contained herein are not an offer to buy or the solicitation of an offer to sell securities. The Offer is being made pursuant to a tender offer statement on Schedule TO filed by Ascena and Merger Sub with the Securities and Exchange Commission on May 15, 2012. The Company filed a solicitation/recommendation statement on Schedule 14d-9 with respect to the Offer with the SEC on May 15, 2012. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to the Company's shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) are available at no charge on the SEC's website: www.sec.gov. In addition, the Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents may be obtained for free by contacting Ascena at 30 Dunnigan Drive, Suffern, NY 10901, and the Schedule 14d-9 may be obtained for free by contacting the Company at 3750 State Road, Bensalem, PA 19020.
About Charming Shoppes, Inc.
At April 28, 2012 Charming Shoppes, Inc. operated 1,832 retail stores in 48 states under the names LANE BRYANT®, CACIQUE®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS®, and CATHERINES PLUS SIZES®. The company also operates the Figi's family of brands, including the holiday food and gifts catalog Figi's® Gifts in Good Taste®, the home and gifts catalog Figi's® Gallery and its wholesale unit Figi's Business Services. For more information about Charming Shoppes and its brands, please visit www.charmingshoppes.com, www.lanebryant.com, www.cacique.com, www.fashionbug.com, www.catherines.com, www.loop18.com, www.figis.com, and www.figisgallery.com.
SOURCE:
Charming Shoppes, Inc.
Gayle M. Coolick
Vice President, Investor Relations
215-638-6955